EXHIBIT (a)(11)







         [LOGO]                             [CSX Corporation letterhead]
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               CSX Terms NSC Shipper Letter an `Act of Desperation'

              RICHMOND, Va., Oct. 30 /PRNewswire/ -- CSX Corporation (NYSE: CSX) today issued the following statement in response to Norfolk Southern's recently released letter to shippers:

              "Norfolk Southern's letter to shippers is a thinly disguised attempt to re-write more than 20 years of regulatory history in the United States. This act of desperation must reflect their own awareness that Norfolk Southern has been and continues to pursue a loser's strategy, solely intent on gain-ing or forcing competitive concessions from CSX/CRR. Moreover, this letter seems to be in disregard of the Surface Transporta-tion Board's established process, with which we are fully pre-pared to comply.

              "Shippers as well as employees and shareholders well know the fact that only after it became overwhelmingly apparent that Norfolk Southern's only interest was in consuming Conrail in its entirety, did Conrail and CSX commence discussions.

              "The result of that effort was our proposed merger of equals, following which we immediately reached out to Norfolk Southern, seeking their involvement as the other major rail carrier in the region. They ignored those overtures, only to now set forth their position in a letter to shippers.

              "The business combination of Conrail Inc. (CRR) and CSX Corporation makes excellent strategic sense and good, sound public policy, serving the vital best interests of employees, customers, shareholders and the communities served by these two excellent organizations.

              "As each day passes, we are strengthened in this view and we look forward to working closely with our colleagues at Conrail in bringing this transaction to fruition in an effec-tive and constructive manner. We remain willing to meet with Norfolk Southern and explore our mutual interests with them, as we have indicated in the past."







              CSX Corporation, headquartered in Richmond, Va., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and con-tract logistics services.

              CSX Corporation's Internet address is http://www.csx.com

         SOURCE  CSX Corporation

              -0-                             10/30/96
              /CONTACT:  Thomas E. Hoppin of CSX, 804-782-1450/
              (CSX)





































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